Exhibit 1

Transactions in Shares Effected by Kent Lake Partners LP During the Past Sixty Days

Nature of Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Sale of Common Stock	(343)	$7.1424	07/10/2025
Sale of Common Stock	(100)	$6.9800	07/11/2025
Sale of Common Stock	(999)	$6.9053	07/14/2025
Sale of Common Stock	(136)	$6.8003	07/15/2025
Sale of Common Stock	(2)	$6.7500	07/17/2025
Sale of Common Stock	(1,355)	$6.5011	07/18/2025
Sale of Common Stock	(2,619)	$6.5327	07/21/2025
Sale of Common Stock	(2,232)	$6.5265	07/22/2025
Sale of Common Stock	(2,098)	$6.6791	07/23/2025
Sale of Common Stock	(2,971)	$6.4246	07/24/2025
Sale of Common Stock	(1,531)	$6.4122	07/25/2025
Sale of Common Stock	(1,470)	$6.4533	07/28/2025
Sale of Common Stock	(1,223)	$6.3614	07/29/2025
Sale of Common Stock	(1,200)	$6.3542	07/30/2025
Sale of Common Stock	(6,921)	$6.1276	07/31/2025
Sale of Common Stock	(10,562)	$6.0298	08/01/2025
Sale of Common Stock	(10,580)	$6.3850	08/04/2025
Sale of Common Stock	(8,828)	$6.4626	08/05/2025
Sale of Common Stock	(1,487)	$6.3832	08/06/2025
Sale of Common Stock	(9,294)	$6.3801	08/07/2025
Sale of Common Stock	(34,050)	$5.2179	08/08/2025
Sale of Common Stock	(53,508)	$4.7759	08/11/2025
Sale of Common Stock	(21,504)	$4.9555	08/12/2025
Sale of Common Stock	(10,569)	$5.0144	08/13/2025
Sale of Common Stock	(8,500)	$4.5464	08/14/2025
Sale of Common Stock	(8,500)	$4.5018	08/15/2025
Sale of Common Stock	(8,500)	$4.7157	08/18/2025
Sale of Common Stock	(7,224)	$4.6389	08/19/2025
Sale of Common Stock	(10,000)	$4.5401	08/20/2025
Sale of Common Stock	(8,166)	$4.5829	08/21/2025
Sale of Common Stock	(7,800)	$4.8139	08/22/2025
Sale of Common Stock	(8,500)	$4.7735	08/25/2025
Sale of Common Stock	(8,500)	$5.0017	08/26/2025
Sale of Common Stock	(8,500)	$5.0272	08/27/2025